EXHIBIT 99.1

AT THE COMPANY:                                                     MEDIA CALLS:
Jim Hopwood                                                  Sitrick And Company
Chief Financial Officer                                            Brenda Adrian
847-367-3552                                                     Steven Goldberg
                                                                    212-573-6100

          WICKES INC. FILES VOLUNTARY CHAPTER 11 PETITION TO FACILITATE
                DEBT RESTRUCTURING AND ENSURE ONGOING OPERATIONS


 Company Receives Commitment for $100 Million in Debtor-in-Possession Financing

VERNON HILLS, Ill. - Jan. 20, 2004 - Wickes Inc. (OTCBB:WIKS.OB), a leading distributor of building materials and manufacturer of value-added building components, announced today that the Company filed a voluntary petition for reorganization under Chapter 11 of the U.S. Bankruptcy Code to facilitate a restructuring of the Company's debt. In conjunction with the filing, Wickes has received a commitment for $100 million in new debtor-in-possession (DIP) financing, which will replace Wickes' current senior credit facility. Upon Bankruptcy Court approval and execution of definitive agreements, the DIP financing will provide funding for the Company's ongoing operations.

"Wickes has been operating with a highly leveraged balance sheet for many years," said Jim O'Grady, President and Chief Executive Officer of Wickes. "Our balance sheet problems have been exacerbated by the fact that, in recent years, we've strayed away from our core businesses and made significant capital expenditures on non-core businesses," he said. "We simply could not continue to operate effectively with our high debt levels and we made every effort to work with our banks and bondholders to restructure our debt out of court. However, these efforts were unsuccessful."

On Jan. 12, Wickes announced that it had terminated its exchange offer with respect to its 11 5/8% Senior Subordinated Notes due to the fact that the Company did not receive a sufficient percentage of tenders. "When we determined that we would be unable to complete the exchange offer, Wickes' senior management team and our Board of Directors carefully examined all of our options. We collectively concluded that Chapter 11 reorganization is the best course for Wickes," said O'Grady. "The decision to seek protection under Chapter 11 will allow Wickes to restructure its balance sheet in a controlled and efficient forum while we continue to operate our businesses."

O'Grady said that the Company intends to use the protections afforded by the Chapter 11 process to de-leverage its balance sheet while it continues to reorganize and refocus its operations. "Since the beginning of 2003 we have taken a number of steps to strengthen our balance sheet, improve our operations and refocus on our core businesses," said O'Grady. "We have reduced and better managed our costs. We have improved sales, profitability and employee productivity by returning the Company to a more traditional operating structure. Finally, we have changed our corporate culture in a manner that will allow our employees to focus more on building business relationships and providing our customers with an even higher quality of service than before," said O'Grady. "At the same time, we have been analyzing our business and identifying which of our assets are core vs. non-core. Based on those analyses, we have discontinued our non-essential programs and have been selling some of our non-strategic assets where we can realize good value for those assets or for other strategic reasons.

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"Having already made great strides in reorganizing and refocusing our operations, we are now able to work on restoring our financial stability and ensuring our long-term financial health. With much of our operational improvements already in place, Wickes is well positioned to take advantage of the true value of our businesses and emerge from Chapter 11 as a strong, profitable company," said O'Grady.

During the Chapter 11 proceedings, Wickes will continue to operate in the ordinary course of business. The Company said that it expects to receive Court approval to, among other things, continue payment of pre-petition and post-petition wages, salaries, incentive plans, and medical, dental, disability, vacation and most other benefits. The Company has sufficient financing to meet its ongoing obligations and intends to continue doing business with its customers and vendors in the same manner as before.

"We appreciate the ongoing loyalty and support of our employees," said O'Grady. "Their dedication and hard work are critical to our success and integral to the future of the Company. I would also like to thank our customers, vendors and business partners for their continued support during this process," he added.

"The decision to file for Chapter 11 was made reluctantly by our management team and our Board of Directors after we realized that we had no other viable option for resolving our financial situation. Now we are committed to making this reorganization successful and leading Wickes towards a brighter future."

This release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are information of a non-historical nature and are subject to risks and uncertainties that are beyond the Company's ability to control. The Company cautions shareholders and prospective investors that the following factors may cause actual results to differ materially from those indicated by the forward-looking statements: costs of materials sold; changes in selling prices; competition within the building materials supply industry; the effects of economic conditions; as well as other factors set forth in the Company's Form 10-K, its Form 10-Qs, the Offering Memorandum and other documents which are on file with the Securities and Exchange Commission.

         WICKES INC. is a leading distributor of building materials and manufacturer of value-added building components in the United States, serving primarily building and remodeling professionals. The Company distributes materials nationally and internationally, operating building centers in the Midwest, Northeast and South. The Company's building component manufacturing facilities produce value-added products such as roof trusses, floor systems, framed wall panels, pre-hung door units and window assemblies. Wickes Inc.'s web site, http://www.wickes.com, offers a full range of valuable services about the building materials and construction industry.